Exhibit 10.34

17672 N. Laurel Park Drive Suite 400E Livonia, MI 48152

[Date]

[Name]

[Address]

Re:	Tower Automotive, LLC 2010 Supplemental Value Creation Program

Dear [Name]:

I am pleased to announce that you have been selected to participate in a new cash bonus program established by the Board of Managers of Tower Automotive, LLC (“Tower”). As an employee to Tower, or one of its affiliates, you may earn a one-time cash Award (as defined below) upon the occurrence of a Qualifying Liquidation Event (as defined below) of Tower. The terms of the one-time cash Award are described in this letter. This letter also describes a modification that will be made to your Award in connection with a Qualifying IPO (as defined below), which will make the Award payable over a two-year period following the completion of the Qualifying IPO, as further described below.

Award

If Tower consummates a Qualifying Liquidation Event and you meet the eligibility requirements described below, Tower will pay you a special one-time cash bonus in an amount equal to $[—] (your “Award”). Your Award is subject to the terms and conditions described in this letter.

Eligibility

You will be eligible to receive the Award if you remain employed by Tower or one of its affiliates through the consummation of the Qualifying Liquidation Event. You will also be eligible to receive the Award if (i) Tower or its applicable affiliate terminates your engagement or employment for any reason other than for Cause (as defined below) and (ii) during the calendar year of your termination of service or on or before March 15 of the immediately following calendar year (A) a Qualifying Liquidation Event is consummated and (B) the bonus provided for in this letter is paid by Tower.

If your employment has not terminated but you are not actively employed on the date of the consummation of the Qualifying Liquidation Event due to a leave of absence that has been approved by the principal human resources officer of Tower, and you otherwise would have been eligible to receive an Award, you will receive your Award only if and when you return to active employment status.

17672 N. Laurel Park Drive Suite 400E Livonia, MI 48152

Qualifying Liquidation Event; Definition of Cause

A “Qualifying Liquidation Event” will have occurred if Tower’s preferred securityholders receive a cash distribution in respect of their preferred securities in an amount equal to the full value of their preferred investment in Tower (including the aggregate accrued preferred return through the date of distribution). The Board of Managers shall determine whether a Qualifying Liquidation Event has occurred in its reasonable discretion.

For purposes of this letter, the term “Cause” has the meaning ascribed to that term in your employment agreement with Tower or its affiliate, if you are a party to such an agreement (or the comparable agreement governing the terms of your service to Tower or its affiliate), and otherwise means: (i) commission of a felony by you; (ii) acts of dishonesty by you resulting or intending to result in personal gain or enrichment at the expense of Tower or any of its affiliates; (iii) appropriation (or attempted appropriation) by you of any business opportunity of Tower or any of its affiliates, including, without limitation, attempting to secure or securing any personal profit or benefit in connection with any transaction entered into by or on behalf of Tower or any of its affiliates; (iv) conduct by you in connection with your duties as an employee or service provider that is fraudulent or grossly negligent or that you knew or reasonably should have known to be unlawful, provided that any action taken by you on the advice of Tower’s General Counsel (or his/her designee) shall not be treated as unlawful for purposes of this clause (iv); (v) personal conduct by you (including but not limited to, employee harassment or discrimination, or the use or possession at work of any illegal controlled substance) which seriously discredits or damages Tower or any of its affiliates; (vi) contravention by you of a specific lawful direction of the Board of Managers or Tower’s Chief Executive Officer, failure by you to adhere to any applicable policy or procedure of Tower or its applicable affiliate of which you have knowledge or which has been provided to you in writing, or (vii) inattention to or failure to perform your material duties for Tower or its affiliate, or performance of your material duties for Tower or its affiliate that is sub-standard or unsatisfactory; provided, that, with respect to clauses (iv), (vi) and (vii) only, you shall have thirty (30) days after notice from Tower, which notice shall set forth in reasonable detail a description of the deficiency determined to constitute Cause, to cure the deficiency leading to the Cause determination, if curable. A termination for “Cause” shall be effective immediately (or on such other date set forth by Tower).

Payment Mechanics in the Case of a Qualifying Liquidation Event (NOT an IPO).

Your Award shall be payable as a lump sum within thirty (30) days of the consummation of the Qualifying Liquidation Event. In no event may you designate the calendar year of payment.

Replacement of Bonus in Connection with a Qualifying IPO

The Board of Managers of Tower shall replace the bonus described in this letter upon the occurrence of a Qualifying IPO with a bonus plan providing for payment of the Award in cash on the terms described below (the “Successor Award”). A “Qualifying IPO” shall have occurred if (i) Tower converts into a corporation (the “IPO Entity”) and consummates an offering of shares in an underwritten public offering (the “IPO”) pursuant to an effective registration statement

17672 N. Laurel Park Drive Suite 400E Livonia, MI 48152

under the Securities Act of 1933, as amended and (ii) immediately following such conversion and offering, the shares in the IPO Entity that are attributable to the Preferred Units held by Tower’s preferred securityholders are equal in value (based on the initial public offering price of shares of IPO Entity stock in the IPO) to the full value of the preferred securityholders’ preferred investment in Tower (including the aggregate accrued preferred return through the date of issuance). The Board of Managers shall determine, in its reasonable discretion, whether a Qualifying IPO has occurred.

The successor plan to this bonus adopted in connection with a Qualifying IPO shall include the following terms:

1. Form of Successor Award. The Successor Award shall be paid in cash.

2. Timing of Payment; Eligibility. The Successor Award shall be paid out as follows:

•

fifty percent (50%) of the Successor Award shall be paid on the later to occur of (i) nine-months after the IPO and (ii) March 15 of the first calendar year following the calendar year in which the IPO occurs (the “First Payment Date”), provided that you are employed by the IPO Entity or one of its affiliates on the First Payment Date; and

•

fifty percent (50%) of the Successor Award shall be paid on the later to occur of (i) eighteen (18) months after the IPO and (ii) January 1 of the second calendar year following the calendar year in which the IPO occurs (the “Second Payment Date”), provided that you are employed by the IPO Entity or one of its affiliates on the Second Payment Date.

If your employment has not terminated but you are not actively employed on the date of the payment of a portion of the Successor Award due to a leave of absence that has been approved by the principal human resources officer of Tower, and you otherwise would have been eligible to receive such payment, you will receive such payment only if and when you return to active employment status.

3. Non-Cause Termination. Notwithstanding the eligibility criteria described in paragraph 2, you shall also be eligible to receive all or a portion of the Successor Award in the event that the IPO Entity or its applicable affiliate terminates your employment for any reason other than for Cause (as defined above) (a “Non-Cause Termination”), as follows:

•

In the event of a Non-Cause Termination of your employment prior to the First Payment Date, you shall be eligible to receive fifty percent (50%) of the Successor Award on the earlier to occur of (i) the First Payment Date and (ii) March 15 of the calendar year immediately following the year in which the Non-Cause Termination occurs; and

•

In the event of a Non-Cause Termination of your employment after the First Payment Date but before the Second Payment Date, you shall be eligible to receive fifty percent (50%) of the Successor Award on the earlier to occur of (i) the Second Payment Date and (ii) March 15 of the calendar year immediately following the year in which the Non-Cause Termination occurs.

17672 N. Laurel Park Drive Suite 400E Livonia, MI 48152

4. Other Terms. The grant of the Successor Award shall be subject to such other terms as the Board of Managers reasonably determines, provided that such terms shall not modify the provisions described above.

Per the terms of this letter, the Award may be cancelled and replaced with the Successor Award described herein.

Other Information About Your Award

The Award or Successor Award, as applicable, will not be considered in calculating your eligibility for (or the amount of) any other compensation or benefits, including, without limitation, bonuses, disability, life insurance, retirement benefits or contributions, severance or any other benefit or coverage.

This letter does not create a vested right to an Award or Successor Award and nothing in this letter or any other communication, verbal or written, may be interpreted as a guarantee of an Award, Successor Award, any bonus or other payment whatsoever to any person.

Any amount payable to you pursuant to this letter will be subject to applicable tax withholdings. Tower reserves the right to condition any payment pursuant to this letter upon your execution of a general release of any all claims against the Tower, and its respective members, shareholders, directors, officers and affiliates.

This letter shall be construed under the laws of the State of Delaware, without regard to conflict of laws principles.

If you have any questions concerning the bonus opportunity presented by this letter, please contact your Region’s Vice President of Human Resources.

Regards,
Mark Malcolm, President & CEO